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                                                                    EXHIBIT 21.1

                SUBSIDIARIES OF CARIBOU COFFEE COMPANY, INC.(1)

Name

Caribou Coffee Development Company, Inc.
Caribou MSP Airport
Caribou on Piedmont, Inc.
Caribou Ventures, L.L.C.

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(1) This list excludes subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary."